Exhibit (d)(34)(ii)

EQ ADVISORS TRUST

FORM OF AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

FORM OF AMENDMENT NO. 1 effective as of May 1, 2021 (“Amendment No. 1”) to the Investment Sub-Advisory Agreement dated as of July 31, 2020 (“Agreement”) between Equitable Investment Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“EIM” or “Adviser”) and QS Investors LLC, a limited liability company organized in the State of Delaware (“QS” or “Sub-Adviser”).

EIM and QS agree to modify the Agreement as follows:

1.    Name Change. The names of EQ/Legg Mason Growth Allocation Portfolio and EQ/Legg Mason Moderate Allocation Portfolio are changed to EQ/Franklin Growth Allocation Portfolio and EQ/Franklin Moderate Allocation Portfolio, respectively.

2.    Appendix A. Appendix A to the Agreement setting forth the portfolios of the Trust for which the Sub-Adviser is appointed as the investment sub-adviser and the fee payable to the Sub-Adviser with respect to the portfolios is hereby replaced in its entirety by Appendix A attached hereto.

3.    Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		QS INVESTORS, LLC

By:		By:
	Kenneth Kozlowski Director, Executive Vice President and Chief Investment Officer		Name: Steven R. Drucker Title: Chief Compliance Officer

APPENDIX A

FORM OF AMENDMENT NO. 1

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate*

Allocation Portfolios which shall consist of:

EQ/Franklin Moderate Allocation Portfolio and other Portfolios^ identified directly below (collectively referred to as “Allocation Portfolios”)

EQ/Franklin Growth Allocation Portfolio

0.25% of the Allocation Portfolios’ average daily net assets up to and including $500 million; 0.23% of the Allocation Portfolios’ average daily net assets in excess of $500 million up to and including $1.5 billion; 0.20% of the Allocation Portfolios’ average daily net assets in excess of $1.5 billion up to and including $3 billion; and 0.17% of the Allocation Portfolios’ average daily net assets in excess of $3 billion.

^

Other Portfolios or Allocated Portions are other registered investment companies (or series or portions thereof) that are advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “Allocation Portfolios”).

*

The daily sub-advisory fee for the Allocation Portfolios is calculated by multiplying the aggregate net assets of the Allocation Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.